                                                                    EXHIBIT 99.4

          THIS SUBLEASE made as of the 15th day of May, 1998.

          B E T W E E N;

          G.S. Plastic Engineering Inc., a corporation incorporated under the laws of the Province of Ontario

          (the "Sublandlord")

          - and -

          GAMES TRADER INC., a corporation incorporated under the laws of the Province of Ontario

          (the "Subtenant")

RECITALS:

A. By a lease, dated the 22nd day of August, 1989, made between Slough Estates Canada Limited (the "Landlord"), as landlord, and the Sublandlord, as tenant, a copy of which is annexed as Schedule "A", and by a Lease Amending and Extending Agreement, dated the 1st day of April, 1996, made between the Landlord, as landlord, and the Sublandlord, as tenant, a copy of which is annexed as Schedule "B" (collectively the "Head Lease"), the Landlord leased to the Sublandlord the premises described as follows:

          The Landlord's Building, 1111, consisting of 23,200 square feet municipally known as 8 Kenview Blvd. in the City of Brampton, in the Regional Municipality of Peel, as described in the Amending and Extending Agreement (the "Premises") and shown outlined in red on Schedule "C";

B. By Offer to Sublease, dated the 11th day of March, 1998, the Sublandlord has agreed to sublease to the Subtenant, the Premises (the "Subpremises");

          THIS INDENTURE WITNESSES;

Grant of Sublease

1. The Sublandlord demises and leases the Subpremises to the Subtenant, and the Subtenant leases the Subpremises from the Sublandlord, for the term and on the conditions and provisions set forth in this Sublease.

Term of Sublease

2. The term of this Sublease shall be for approximately seven years and eight months; commencing on August 1, 1998, (the "Commencement Date") and ending on the 30th day of March, 2006.



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                                      -2-


Rent

3. An rent for the subpremises, the Subtenant covenants to pay to the Sublandlord, at 6 Kenview Blvd., Brampton, Ontario L6T 5E4 or such other place as the Sublandlord may from time to time designate in writing, in Canadian funds without deduction or setoff, minimum rent in addition to all other sums of money to be paid by the Sublandlord as additional rent under the Head Lease, on the first day in each month of each year of the term of the Sublease, as follows:

     (a) for the period commencing August 1, 1998 to July 31, 1999 of the term, the sum of One Hundred Seven Thousand Eight Hundred Eighty ($107,880) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Eight Thousand Nine Hundred Ninety ($8,990) Dollars each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $4.65 per square foot times the Rentable Area of the Premises of 23,200 square feet;

     (b) for the period commencing August 1, 1999 to July 31, 2000 of the term, the sum of One Hundred Twelve Thousand Five Hundred Twenty ($112,520) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Nine Thousand Three Hundred Seventy-Six ($9,376.67) Dollars and Sixty-Seven Cents each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $4.85 per square foot times the Rentable Area of the Premises of 23,200 square feet;

     (c) for the period commencing August 1, 2000 to July 31, 2001 of the term, the sum of One Hundred Sixteen Thousand ($116,000) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Nine Thousand Six Hundred Sixty-Six ($9,666.67) Dollars and Sixty-Seven Cents each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.00 per square foot times the Rentable Area of the Premises of 23,200 square feet;

     (d) for the period commencing August 1, 2001 to July 31, 2002 of the term, the sum of One Hundred Nineteen Thousand Four Hundred Eighty ($119,480) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Nine Thousand Nine Hundred Fifty-Six ($9,956.67) Dollars and Sixty-Seven Cents each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.15 per square foot times the Rentable Area of the Premises of 23,200 square feet;

     (e) for the period commencing August 1, 2002 to July 31, 2003 of the term, the sum of One Hundred Twenty-Two Thousand Nine Hundred Sixty ($122,960) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Ten Thousand Two Hundred Forty-Six (510,246.67) Dollars and Sixty-Seven Cents each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.30 per square foot times the Rentable Area of the Premises of 23,200 square feet;

     (f) for the period commencing August 1, 2003 to July 31, 2004 of the term, the sum of One Hundred Twenty-Six Thousand Four Hundred Forty ($126,440) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Ten Thousand Five Hundred Thirty-Six ($10,536.67) Dollars and Sixty-Seven Cents each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.45 per square foot times the Rentable Area of the Premises of 23,200 square feet;

     (g) for the period commencing August 1, 2004 to July 31, 2005 of the term, the sum of One Hundred Twenty-Nine Thousand Nine Hundred Twenty (9129,920) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Ten Thousand Eight Hundred Twenty-Six ($10,826.67) Dollars and Sixty-Seven Cents each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.60 per square foot times the Rentable Area of the Premises of 23,200 square feet;

     (h) for the period commencing August 1, 2005 to March 30, 2006 of the term, the sum of Eighty-Eight Thousand Nine Hundred Thirty-Three ($88,933.33) Dollars and Thirty-Three Cents of lawful money of Canada, payable in advance in eight equal monthly installments of Eleven Thousand One Hundred Sixteen ($11,116.67) Dollars and Sixty-Seven Cents each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.75 per square foot times the Rentable Area of the Premises of 23,200 square feet;

Benefit of Head Lease

4. (a) Subject to the terms and provisions of this Sublease, the Subtenant shall be entitled to all benefits granted to the Sublandlord under or by virtue of the provisions of the Head Lease. Nothing contained in this Sublease shall be construed as a guarantee by the Sublandlord of any of the obligations, covenants, warranties, agreements or undertakings of the Landlord in the Head Lease, nor as an absolute or unconditional undertaking by the Sublandlord on the same terms as are contained in the Head Lease. If the Sublandlord becomes entitled, as tenant in the Head Lease, to make or forbear making any election, give or receive any notice, grant or withhold any approval, do any act, or otherwise enforce any right or exercise any remedy under any of the provisions of the Head Lease, the Sublandlord, in its sole and absolute discretion, may either take or forbear taking such action as it deems appropriate for the protection of its interest as tenant and those of the Subtenant, or may assign to the Subtenant, without recourse on or liability of any kind to the Sublandlord, such rights as the Sublandlord may have in the matter under the Head Lease.

     (b) Notwithstanding the provisions of paragraph 4 (a), the Sublandlord shall immediately notify the Subtenant of the existence of any such right which may be for the benefit of the Subtenant and the Subtenant shall have the right to request that the Sublandlord, in which event the Sublandlord shall, take all such steps as are necessary including without limiting the generality of the foregoing, the making of or forbearing to make any election, giving or receiving any notice, granting or withholding any approval, doing any act or otherwise enforcing any remedy under any provision of the Head Lease, so as to obtain and enforce for the benefit of the

Subtenant, all of the obligations, covenants, warranties, agreements or undertakings of the Landlord under the Head Lease. Provided further that any such step shall be at the expense of the Subtenant, and shall be payable forthwith by the Subtenant to the Sublandlord upon receipt of the Sublandlord's invoice for such expense.

Head Lease to Govern

5. (a) This Sublease and all rights and interests of the Subtenant under this Sublease are and shall at all times be expressly subordinate and subject to all of the terms and provisions of the Head Lease. Subject to the obligations of the Subtenant set out in paragraph (b), the Sublandlord will pay the rent reserved by and perform and observe the covenants on its part contained in the Head Lease with respect to the Subpremises, so far as they are not required by this Sublease to be performed and observed by the Subtenant.

     (b) The Subtenant assumes and agrees to be bound by and to keep and perform each and every one of the covenants, agreements and obligations with respect to the Subpremises to be performed by the Sublandlord, as tenant in the Head Lease, and covenants to save harmless and keep the Sublandlord and its successors and assigns indemnified from and against all proceedings, damages, costs, claims and expenses arising from or incurred by reason of the Subtenant's failure to perform promptly any of such covenants, agreements and obligations.

     (c) The Subtenant specifically acknowledges that the Sublease is strictly net\net to the Sublandlord, and the Subtenant shall be responsible for all realty taxes and, without limiting the generality of the foregoing subclause 5(b), the Subtenant shall be responsible for all realty taxes, maintenance costs, janitorial and insurance charges as outlined in the Head Lease. The Sublandlord warrants that the maintenance costs, realty taxes and insurance charges for the 1998 calendar year are estimated to be $2.48 per square foot.

Termination

6. This Sublease shall terminate on any termination of the Head Lease, or, at the election of the Sublandlord, by the Sublandlord giving notice of termination on the occurrence of any of the following:

     (a) If any petition in bankruptcy or for reorganization or arrangement is filed by or against the Subtenant, or the Subtenant becoming insolvent, or any receiver is appointed for any of the Subtenant's assets, or the Subtenant makes any assignment for the benefit of creditors; or

     (b) The Subtenant fails to make any payment of money under any provision of this Sublease when due, and such failure continues for a period of five days after written notice to the Subtenant (it being agreed that the continuance of any such failure for five days after notice is to be conclusively deemed a material breach of this Sublease); or

     (c) The Subtenant defaults in the performance of any covenant, agreement or obligation, other than for the payment of money, required by this Sublease to be performed by the Subtenant, and such default continues for 15 days after written notice to the Subtenant (it being agreed that the continuance of any such default for 15 days after notice is to be conclusively deemed a material breach of this Sublease); or

     (d) The Subtenant abandons or vacates the Subpremises.

          The only notices necessary to terminate this Sublease are those expressly provided for in this Section. On the termination of this Sublease, whether by lapse of time or otherwise, the Subtenant will immediately surrender to the Sublandlord possession of the Subpremises and the improvements in the same condition in which the Subtenant received them, normal wear and tear and other items specifically excepted by the Head Lease only excepted, no acceptance of rent by the Sublandlord after termination of this Sublease or after notice of such termination shall constitute a waiver of such termination or notice or a reinstatement of this Sublease. No termination of this Sublease shall discharge or impair the Subtenant's obligation to pay any rent accrued to the date of termination and/or for the whole unexpired term of this Sublease. Nothing contained in this Sublease shall operate or in any way create a merger, or alter or prejudice any rights, remedies or priorities of the Sublandlord as against the Subtenant under any other agreement or agreements between them.

Assignment and Subletting

7. The Subtenant covenants not to assign, sublet or part with or share possession of all or any part of the Subpremises without the consent in writing of the Sublandlord and of the Landlord under the Head Lease. The provisions of the Head Lease with respect to assigning and subletting are expressly incorporated in this Sublease mutatis mutandis.

Gross Free Rent Period

8. The Subtenant shall be entitled to possession of the Subpremises for the period commencing on the 15th day of May, 1998 and ending on the last day of July, 1998 on a gross rent-free basis. The Subtenant shall deliver to the Sublandlord proof of adequate insurance coverage in compliance with the provisions of the Head Lease prior to the commencement of the gross free rent period.

Sublandlord's work

9. (a) The Sublandlord agrees to provide the Premises "as is" in a clean broomswept condition, with all debris moved from the Premises. The Sublandlord will ensure washrooms are fully operational, all existing lighting fixtures will be in good operating order and have working bulbs, tubes and ballasts as the case may be. All existing office improvements, T-bar ceilings and HVAC units shall remain as installed.

     (b) The Sublandlord shall further ensure that existing suspended gas-fired heaters in the warehouse area are operational with working thermostats.

     (c) The Sublandlord shall, at its cost, pressure wash all warehouse flooring immediately upon vacating the warehouse area, but, in any event, prior to the commencement of the gross rent free period.

Use of Premises

10. The Subtenant covenants and agrees that the Premises shall be used and occupied during the term only for the purpose of general warehousing and packaging of video games and related components, with ancillary offices associated with such use and occupation, which the use the Sublandlord warrants is permissible under the by-laws of the City of Brampton.

Removal or Correction of Additions and Alterations

11. The Subtenant acknowledges that the Landlord under the Headlease has the right to require that any additions and alterations made to the premises by the Subtenant from and after the 15th day of May, 1998 be removed or made good at the expiry of this Sublease in which event the Subtenant shall remove or make good such additions and alterations forthwith and at the Subtenant's sole expense. This right in favour of the Sublandlord is in addition to all of the rights of the Landlord under the provisions of the Headlease.

Deposit

12. The Sublandlord acknowledges receipt of a cheque in the amount of $31,774.70 as a deposit on account of the first month's rent, one month's estimated realty taxes, maintenance and insurance expenses, all including GST, with the balance being a security deposit to be held by the Sublandlord and to be returned to the Subtenant upon termination of the Lease provided the Subtenant is in compliance with all of the provisions of this Sublease and the Headlease and in particular, Subparagraph 5.(J) of the Headlease.

Post-Dated Cheques

13. The Subtenant agrees to deliver to the Sublandlord twelve post-dated cheques covering the minimum rent and GST at the commencement of each year of the term of the Sublease.

Subtenant's Acknowledgement

14. The Subtenant acknowledges that there are no representations, covenants, agreements, warranties or conditions in any way relating to the subject matter of this Sublease, whether express or implied or otherwise, except as set forth in this Sublease and any appendices attached hereto.

Notices

15. All notices or other documents required or which may be given under this agreement shall be in writing, duly signed by the party giving such notice and transmitted by registered or certified mail, telegram or telecopier (with confirmation of transmission) addressed as follows;

          If to the Sublandlord:

          G.S. Plastic Engineering Inc.
          Attention: The President

          6 Kenview Blvd., Brampton, Ontario L6T 5E4
          Fax No. (905) 791-1450

          If to the Subtenant:

          Games Trader Inc.
          Attention: The President
          8 Kenview Blvd., Brampton, Ontario
          L6T SE4
          Fax No.

          Any notice or document so given shall be deemed to have been received when delivered, or on the fifth business day following the date of mailing, if sent by registered mail or telegram, but shall be deemed to have been received on the next business day if transmitted by telecopier. If the postal system is disrupted by labour strike, any notice shall be sent by telecopier or delivered. Any party may from time to time by notice given as provided above change its address for the service of notices.

Interpretation

16. When there is more than one Subtenant, the "Subtenant" shall be read as plural, with all appropriate grammatical and other changes wherever the context requires, and such Subtenants shall be jointly and severally liable under this Sublease. Reference to the Subtenant as male shall include a female or a corporation, with all appropriate grammatical and other changes wherever the context requires. If the Premises and the Subpremises are contiguous, such terms may be used interchangeably. The headings in this Sublease are for ease of reference only and are not to be used as an aid in the interpretation of this Sublease.

Severability

17. If any provision of this Sublease shall be deemed illegal, invalid or unenforceable, then it shall be considered separate and severable from this Sublease, and the remainder of this Sublease shall not be affected by the severance, but shall remain in force and be binding on the parties and enforceable to the fullest extent of the law.

Successors and Assigns

18. This Sublease and everything contained in it, including all Schedules annexed to it, shall enure to the benefit of and be binding on the respective heirs, legal personal representatives, successors and permitted assigns of the parties.

Time

19. Time is of the essence of this Sublease and each and every provision in it.

Governing Law

20. This Sublease shall be construed and be governed by the laws of the Province of Ontario.

          IN WITNESS WHEREOF the Sublandlord and the Subtenant have executed this Sublease as of the day and year first above written.


                                        G.S. PLASTIC ENGINEERING INC.


                                        Per: /s/ Goyko Martinovic


                                             -----------------------------------
                                             Authorized Signing Officer


                                        GAMES TRADER INC.


                                        Per: /s/ Peter Kozica


                                             -----------------------------------
                                             Authorized Signing Officer

          THIS SUBLEASE made as of the 1st day of October, 1998.

          B E T W E E N:

          G.G.S. Plastic Engineering Inc., a corporation incorporated under the laws of the Province of Ontario

          (the "Sublandlord")

          - and -

          FORMOST DATA PRODUCTS INC., a corporation incorporated under the laws of the Province of Ontario

          (the "Subtenant")

RECITALS:

C. By a lease, dated the 22nd day of August, 1989, made between Slough Estates Canada Limited (the "Landlord"), as landlord, and the Sublandlord, as tenant (the "LEASE"), a copy of which is annexed as Schedule "A", and by a Lease Amending and Extending Agreement, dated the 1st day of April, 1996, made between the Landlord, as landlord, and the Sublandlord, as tenant (the "Amending Agreement"), a copy of which is annexed as Schedule "B" (collectively the "Head Lease"), the Landlord leased to the Sublandlord the premises described as follows:

          The Landlord's Building, 1110, consisting of 31,200 square feet municipally known as 6 Kenview the City of Brampton, in the Regional Municipality of Peel, as described in the Amending and Extending Agreement (the "Premises") and shown outlined in red on Schedule "C";

D. By Offer to Sublease, dated the 8th day of September 1998, the Sublandlord has agreed to sublease to the Subtenant, the premises (the "Subpremises");

THIS INDENTURE WITNESSES:

Grant of Sublease

1. The Sublandlord demises and leases the Subpremises to the Subtenant, and the Subtenant leases the Subpremises from the Sublandlord, for the term and on the conditions and provisions set forth in this Sublease.

Term of Sublease

2. The term of this Sublease shall be for approximately seven years and six months, commencing on October 1, 1998, (the "Commencement Date") and ending on the 30th day of March, 2006.

Rent

3. As rent for the Subpremises, the Subtenant covenants to pay to the Sublandlord, at 40 Simpson Rd., Bolton, Ontario L7E 1V4 or such other place as the Sublandlord may from time to time designate in writing, in Canadian funds without deduction or setoff, minimum rent in addition to all other sums of money to be paid by the Sublandlord as additional rent under the Head Lease, on the first day in each month of each year of the term of the Sublease, as follows:

     (a) for the period commencing October 1, 1998 to September 30, 1999 of the term, the sum of one Hundred forty-five Thousand and Eighty ($145,080) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Twelve Thousand and Ninety ($12,090) Dollars each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $4.65 per square foot times the Rentable Area of the Premises of 31,200 square feet;

     (b) for the period commencing October 1, 1999 to September 30, 2000 of the term, the sum of One Hundred Fifty-one Thousand Three Hundred Twenty ($151,320) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Twelve Thousand Six Hundred Ten ($12,610) Dollars each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $4.65 per square foot times the Rentable Area of the Premises of 31,200 square feet;

     (c) for the period commencing October 1, 2000 to September 30, 2001 of the term, the sum of One Hundred Fifty-Six Thousand ($156,000) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Thirteen Thousand ($13, 000) Dollars each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.00 per square foot times the Rentable Area of the Premises of 31,200 square feet;

     (d) for the period commencing October 1, 2001 to September 30, 2002 of the term, the sum of One Hundred Sixty Thousand Six Hundred Eighty ($160,680) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Thirteen Thousand Three Hundred Ninety ($13,390) Dollars each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.15 per square foot times the Rentable Area of the Premises of 31,200 square feet;

     (e) for the period commencing October 1, 2002 to September 30, 2003 of the term, the sum of One Hundred Sixty Five Thousand Three Hundred Sixty ($165,360) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Thirteen Thousand Seven Hundred Eighty ($13,780) Dollars each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.30 per square foot times the Rentable Area of the Premises of 31,200 square feet;

     (f) for the period commencing October 31, 2003 to September 30, 2004 of the term, the sum of One Hundred Seventy Thousand and Forty ($170,040) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Fourteen Thousand One Hundred Seventy ($14,170) Dollars each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.45 per square foot times the Rentable Area of the Premises of 31,200 square feet;

     (g) for the period commencing October 1, 2004 to September 30, 2005 of the term, the sum of One Hundred Seventy-Four Thousand Seven Hundred Twenty ($174,720) Dollars per annum of lawful money of Canada, payable in advance in equal monthly installments of Fourteen Thousand Five Hundred Sixty (514,560) Dollars each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.60 per square foot times the Rentable Area of the Premises of 31,200 square feet;

     (h) for the period commencing October 1, 2005 to March 30, 2006 of the term, the sum of Eighty-nine Thousand Seven Hundred ($89,700) Dollars of lawful money of Canada, payable in advance in six equal monthly installments of Fourteen Thousand Nine Hundred Fifty ($14,950) Dollars each, on the first day of each and every month, and additional rent as set out in the Head Lease. The foregoing rent is based upon an annual rate of $5.75 per square foot times the Rentable Area of the Premises of 31,200 square feet;

Benefit of Head Lease

4. (a) Subject to the terms and provisions of this Sublease, the Subtenant shall be entitled to all benefits granted to the Sublandlord under or by virtue of the provisions of the Head Lease. Nothing contained in this Sublease shall be construed as a guarantee by the Sublandlord of any of the obligations, covenants, warranties, agreements or undertakings of the Landlord in the Head Lease, nor as an absolute or unconditional undertaking by the Sublandlord on the same terms as are contained in the Head Lease. If the Sublandlord becomes entitled, as tenant in the Head Lease, to make or forbear making any election, give or receive any notice, grant or withhold any approval, do any act, or otherwise enforce any right or exercise any remedy under any of the provisions of the Head Lease, the Sublandlord, in its sole and absolute discretion, may either take or forbear taking such action as it deems appropriate for the protection of its interest as tenant and those of the Subtenant, or may assign to the Subtenant, without recourse on or liability of any kind to the Sublandlord, such rights as the Sublandlord may have in the matter under the Head Lease.

     (b) Notwithstanding the provisions of paragraph 4 (a), the Sublandlord shall immediately notify the Subtenant of the existence of any such right which may be for the benefit of the Subtenant and the Subtenant shall have the right to request that the

     Sublandlord, in which event the Sublandlord shall, take all such steps as are necessary including without limiting the generality of the foregoing, the making of or forbearing to make any election, giving or receiving any notice, granting or withholding any approval, doing any act or otherwise enforcing any remedy under any provision of the Head Lease, so as to obtain and enforce for the benefit of the Subtenant, all of the obligations, covenants, warranties, agreements or undertakings of the Landlord under the Head Lease. Provided further that any such step shall be at the expense of the Subtenant, and shall be payable forthwith by the Subtenant to the Sublandlord upon receipt of the Sublandlord's invoice for such expense.

Head Lease to Govern

5. (a) This Sublease and all rights and interests of the Subtenant under this Sublease are and shall at all times be expressly subordinate and subject to all of the terms and provisions of the Head Lease. Subject to the obligations of the Subtenant set out in paragraph (b), the Sublandlord will pay the rent reserved by and perform and observe the covenants on its part contained in the Head Lease with respect to the Subpremises, so far as they are not required by this Sublease to be performed and observed by the Subtenant.

     (b) The Subtenant assumes and agrees to be bound by and to keep and perform each and every one of the covenants, agreements and obligations with respect to the Subpremises to be performed by the Sublandlord, as tenant in the Head Lease, and covenants to save harmless and keep the Sublandlord and its successors and assigns indemnified from and against all proceedings, damages, costs, claims and expenses arising from or incurred by reason of the Subtenant's failure to perform promptly any of such covenants, agreements and obligations.

     (c) The Subtenant specifically acknowledges that the Sublease is strictly net\net to the Sublandlord, and without limiting the generality of the foregoing subclause 5(b), the Subtenant shall be responsible for all realty taxes, maintenance costs, management fees, building insurance costs and all utility charges including heating, hydro and water, as outlined in the Head Lease.

     (d) The parties acknowledge that the Operating Costs and realty taxes for the 1998 calendar year are currently estimated at $2.77 per square foot of Rentable Area. This estimate has been made by the Landlord and is a bona fide estimate made to date, but made by the Landlord before all information is available for 1998 and may be amended to reflect actual costs from time to time.

     (e) The Sublandlord agrees to provide the Landlord's 1998 operating cost statements to the Subtenant within three (3) days prior to the execution of this Sublease. The Sublandlord shall not charge a surcharge or an administration fee or any additional fees to the Subtenant in respect to any charges payable to the Landlord pursuant to the provisions of the Head Lease.

Termination

6. This Sublease shall terminate on any termination of the Head Lease, or, at the election of the Sublandlord, by the Sublandlord giving notice of termination on the occurrence of any of the following:

     (a) If any petition in bankruptcy or for reorganization or arrangement is filed by or against the Subtenant, or the Subtenant becoming insolvent, or any receiver is appointed for any of the Subtenant's assets, or the Subtenant makes any assignment for the benefit of creditors; or

     (b) The Subtenant fails to make any payment of money under any provision of this Sublease when due, and such failure continues for a period of five days after written notice to the Subtenant (it being agreed that the continuance of any such failure for five days after notice is to be conclusively deemed a material breach of this Sublease); or

     (c) The Subtenant defaults in the performance of any covenant, agreement or obligation, other than for the payment of money, required by this Sublease to be performed by the Subtenant, and such default continues for 15 days after written notice to the Subtenant (it being agreed that the continuance of any such default for 15 days after notice is to be conclusively deemed a material breach of this Sublease); or

     (d)  The Subtenant abandons or vacates the Subpremises.

          The only notices necessary to terminate this Sublease are those expressly provided for in this Section. On the termination of this Sublease, whether by lapse of time or otherwise, the Subtenant will immediately surrender to the Sublandlord possession of the Subpremises and the improvements in the same condition in which the Subtenant received them, normal wear and tear and other items specifically excepted by the Head Lease only excepted; no acceptance of rent by the Sublandlord after termination of this Sublease or after notice of such termination shall constitute a waiver of such termination or notice or a reinstatement of this Sublease. No termination of this Sublease shall discharge or impair the Subtenant's obligation to pay any rent accrued to the date of termination and/or for the whole unexpired term of this Sublease. Nothing contained in this Sublease shall operate or in any way create a merger, or alter or prejudice any rights, remedies or priorities of the Sublandlord as against the Subtenant under any other agreement or agreements between them.

Assignment and Subletting

7. Save and except for a Sublease by the Subtenant of a portion of the warehouse of the Premises to an associated company that imports, warehouses and distributes ceramic tile, or an oral agreement between the Subtenant and the said associated company, which Sublease is hereby consented to by the Sublandlord and the Landlord, the Subtenant covenants not to assign, sublet or part with or share possession of all or any part of the Subpremises without the consent in writing of the Sublandlord and of the Landlord under the Head Lease. The provisions of the Head Lease with respect to assigning and subletting are expressly incorporated in this Sublease mutatis mutandis, provided that no written consent shall be given unless the proposed assignee of this Sublease shall agree in writing to assume all the terms, conditions and obligations by this Sublease and the Head Lease imposed upon the Subtenant.

Net Free Rent Period

8. The Subtenant shall be entitled to possession of the Subpremises for the period commencing on the 1st day of October, 1998 and ending on the 15th day of November, 1998 on a net rent-free basis. During this period the Subtenant shall be responsible for all operating costs and utilities costs levied against the Subpremises and all terms and conditions of this Sublease and the Head Lease will be adhered to.

Sublandlords Work

9. The Sublandlord agrees to provide the Premises "as is" in a clean and broomswept condition, with all debris removed from the Subpremises, and to degrease the office and warehouse areas, all prior to the commencement of the Sublease.

Use of Premises

10. The Subtenant covenants and agrees that the premises shall be used and occupied during the term only for the purposes outlined in Section 5 of the Lease.

Sublandlords Warranties

11. (a) The Sublandlord warrants and represents that all mechanical, air conditioning equipment (HVAC), heating, ventilating, plumbing, sprinkler systems, washrooms and electrical systems are and shall be upon occupancy, in good working order, and agrees to provide copies of the maintenance contract for such systems to the Subtenant prior to occupancy.

     (b) The Subtenant shall have the right to inspect independently all such equipment up to October 15, 1998, and shall advise the Sublandlord in writing immediately thereafter, of any defects therein. Save and except for such defects for which written notice has been given by the Subtenant to the Sublandlord, the Subtenant shall be deemed to have accepted the Subpremises and said equipment as being in good working order. The Sublandlord will promptly correct, at its own expense, any defect in the said equipment for which written notice has been given by the Subtenant.

     (c) The Sublandlord agrees it shall hold the Subtenant harmless in respect to any liabilities of the Sublandlord under the provisions of subparagraph
     5. (1) (iii) of the Head Lease. In respect to activities of the Sublandlord on the premises prior to the commencement date of this Sublease. The Sublandlord agrees to maintain full liability insurance in respect to any chemical or environmentally dangerous products that currently may be on or under the Premises, in respect to actions of the Sublandlord prior to the commencement of this Sublease. The Sublandlord also agrees to be fully responsible and agrees to indemnify the Subtenant for any and all measures, if any, required to remove and repair the Premises or land under the Premises, or land adjacent to the Premises, at any time during the Sublease, for any chemicals or environmentally dangerous products that currently may be on or under the Premises, in respect to actions of the Sublandlord prior to the commencement of this Sublease.

Alteration and Improvements

12. The Subtenant may make any necessary minor internal improvements to the Subpremises at its own expense, provided it first obtains the written consent of the Landlord and Sublandlord, which consent may not arbitrarily be withheld and provided further that the Subtenant acknowledges that the Landlord under the Head Lease has the right to require that any alterations or improvements made to the Subpremises by the Subtenant be removed or made good at the expiry of this Sublease in which event the Subtenant shall remove or make good such alterations or improvements forthwith and at the Subtenant's sole expense. This right in favor of the Landlord is in addition to all of the rights of the Landlord under the provisions of the Head Lease.

Deposit

13. The Sublandlord acknowledges receipt of a cheque in the amount of $26,826.30 as a deposit and to be credited on account of the first and thirty six months' rent, including GST.

Post-Dated Cheques

14. The Subtenant agrees to deliver to the Sublandlord twelve post-dated cheques covering the minimum rent and GST at the commencement of each year of the term of the Sublease.

Subtenant's Acknowledgement

15. The Subtenant acknowledges that there are no representations, covenants, agreements, warranties or conditions in any way relating to the subject matter of this Sublease, whether express or implied or otherwise, except as set forth in this Sublease and any appendices attached hereto.

Notices

16. All notices or other documents required or which may be given under this agreement shall be in writing, duly signed by the party giving such notice and transmitted by registered or certified mail, telegram or telecopier (with confirmation of transmission) addressed as follows:

     If to the Sublandlord:   G.G.S. Plastic Engineering Inc.
                              Attention: The President
                              40 Simpson Road
                              Bolton, Ontario
                              Fax No.

     If to the Subtenant      FORMOST DATA PRODUCTS INC.
                              Attention: The President
                              6 Kenview Blvd.
                              Brampton, Ontario
                              L6T 5E4
                              Fax No.

          Any notice or document so given shall be deemed to have been received when delivered, or on the fifth business day following the date of mailing, if sent by registered mail or telegram, but shall be deemed to have been received on the next business day if transmitted by telecopier. If the postal system is disrupted by labour strike, any notice shall be sent by telecopier or delivered. Any party may from time to time by notice given as provided above change its address for the service of notices.

Interpretation

17. When there is more than one Subtenant, the "subtenant" shall be read as plural, with all appropriate grammatical and other changes wherever the context requires, and such Subtenants shall be jointly and severally liable under this Sublease, provided that this term shall not apply to any oral agreement between the Subtenant and the associated company referred to in
     Section 7 hereof. Reference to the Subtenant as male shall include a female or a corporation, with all appropriate grammatical and other changes wherever the context requires. If the Premises and the Subpremises are contiguous, such terms may be used interchangeably. The headings in this Sublease are for ease of reference only and are not to be used as an aid in the interpretation of this Sublease.

Severability

18. If any provision of this Sublease shall be deemed illegal, invalid or unenforceable, then it shall be considered separate and severable from this Sublease, and the remainder of this Sublease shall not be affected by the severance, but shall remain in force and be binding on the parties and enforceable to the fullest extent of the law.

Successors and Assigns

19. This Sublease and everything contained in it, including all Schedules annexed to it, shall ensure to the benefit of and be binding on the respective heirs, legal personal representatives, successors and permitted assigns of the parties.

Time

20.  Time is of the essence of this Sublease and each and every provision in it.

Governing Law

21. This Sublease shall be construed and be governed by the laws of the Province of Ontario.

          IN WITNESS WHEREOF the Sublandlord and the Subtenant have executed this Sublease as of the day and year first above written.

                                        G.G.S. PLASTIC ENGINEERING INC.


                                        Per: /s/ Goyko Martinovic


                                             -----------------------------------
                                             Title
                                             Authorized Signing Officer


                                        FORMOST DATA PRODUCTS INC.


                                        Per: /s/ John Gaudet


                                             -----------------------------------
                                             Title
                                             Authorized Signing Officer

                                  SCHEDULE "A"

                    DATED AS OF THE 22nd DAY OF August, 1989

                       ONTARIO NET INDUSTRIAL SINGLE LEASE

                                     BETWEEN

                          SLOUGH ESTATES CANADA LIMITED

                                   AS LANDLORD

                                     - and -

                        G. G. S. PLASTIC ENGINEERING INC.

                                    AS TENANT

BUILDING NO. 1110               UNIT NO. __________

ADDRESS 6 KENVIEW BOULEVARD, BRAMPTON, ONTARIO

CLAUSE                                                     PAGE
------                                                     ----
1.       Demise                                               1
2.       Term                                                 1
3.       Net Rent                                             1
3(a)     Deposit                                              1
4.       Renewal option                                       1
5.       Tenants' Covenants                                   1
         (a)   Rent                                           2
         (b)   (i) Insurance                                  2
         (ii)  Rental Insurance                               2
         (iii) Dilapidations etc.                             2
         (c)   Municipal Taxes                                2
         (d)   (i)  Business Taxes                            3
         (ii)  Tax on Rent                                    3
         (iii) Management Fee                                 3
         (e)   Utility Charges                                4
         (f)   Cleaning                                       4
         (g)   Repairs and Maintenance                        4
         (h)   Landlord may view repairs, etc.                4
         (i)   Landlord may take inventory, etc.              4
         (j)   Leave premises in good repair                  5
         (k)   Use of Premises                                5
         (1)   Insurance Risks                                5
         (m)   Waste, Offensive Business                      6
         (n)   Auction Sale, Nuisance                         6
         (o)   Compliance with Statutes, etc.                 6
         (p)   Rules and Regulations                          6
         (q)   Alterations to Premises                        7
         (r)   Removal of Goods from Premises                 7
         (s)   Waiver of limitation of distress               7
         (t)   Furnishing Premises                            7
         (u)   Tenant's Sign                                  7
         (v)   No Additional Signs                            8
         (w)   No Assignment or Subletting                    8
         (x)   Showing Premises                               8
         (y)   Debris                                         8
         (z)   outside Storage                                g
         (aa)  Notice of Accidents or Defects                 g
         (bb)  Heavy Equipment                                8
         (cc)  Indemnity of-Landlord                          g
         (dd)  Tenant's Insurance                             9
         (ee)  Registration                                   9
         (ff)  Liens on Alterations, etc.                     9
         (gg)  Tenant's Certificates                          9
5.       (a)   Proviso for re-entry                          10
         (b)   Remedies of Landlord                          10
6.       Landlord's Covenants                                10
         (a)   Quiet Enjoyment                               10
         (b)   Insurance                                     11
         (c)   Boiler Insurance                              11

7.       Mutual Covenants                                    11
         (a)   Net Rent                                      11
         (b)   Landlord may perform Tenant's obligations     11
         (c)   Default                                       11
         (d)   Forfeiture                                    12
         (e)   Limitation of Landlord's liability            12
         (f)   Waiver                                        13
         (g)   Fire, etc.                                    13
         (h)   Tenant's Parking                              14
         (i)   Collection charges                            14
         (j)   Acceptance of Premises                        14
         (k)   Overholding                                   14
         (1)   Amounts Owing as Additional Rent              15
         (m)   Interest on amounts owing                     15
         (n)   Notices                                       15
         (o)   Subordination                                 15
         (p)   Entire Agreement                              15
         (q)   Change of Control of Tenant                   16
         (r)   Adjustments                                   16
         (s)   Expropriation                                 16
         (t)   Force Majeure                                 16
         (u)   Covenants; Severability                       16
         (v)   Titles                                        17
         (w)   Successors and Assigns                        17

THIS INDENTURE made the _____ day of September,

ONE THOUSAND NINE HUNDRED AND EIGHTY-NINE

     IN PURSUANCE OF THE SHORT FORMS OF LEASES ACT

     BETWEEN:

          SLOUTH ESTATES CANADA LIMITED
          ----------------------------------------------------------------------
          a Company incorporated under the laws of the Province of Ontario, having its head office at the City of Mississauga, in the said Province,

          (hereinafter called the "Landlord")

     - and -

          G.G.S PLASTICS ENGINEERING INC.
          ----------------------------------------------------------------------
          (hereinafter called the "Tenant"

                               OF THE SECOND PART

Demise 1. WITNESSETH that in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord demises and leases unto the . Tenant (subject to the present tenant, if any, vacating) all that certain parcel or tract of land and premises situate on the Landlord's Industrial Estate in the City of Brampton, in the Province of Ontario, municipally known as 6 Kenview Boulevard and being shown outlined in blue in Schedule "Ao' hereto, together with the building or buildings and other improvements now or hereafter erected thereon (hereinafter called the "Building") and known as Building No. 1110 and the fixtures listed in schedule "B" hereto (hereinafter collectively called the "Premises").

Term 2. TO HAVE AND TO HOLD the Premises for and during the term (hereinafter called the "Term") of Five (5) years to be computed from the 1st day of April, 1990 and from thenceforth next ensuing and fully to be completed and ended on the 31st day of March, 1995.

Rent 3. YIELDING AND PAYING THEREFORE yearly and every year during the Term unto the Landlord the sum of ONE HUNDRED AND SIXTY-THREE THOUSAND, EIGHT HUNDRED DOLLARS ($163,800.00) in lawful money of Canada to be paid, in advance, without any deduction whatsoever by equal monthly payments on the last day of each preceding month in every year, the first payment in the amount of TWENTY SEVEN THOUSAND, THREE HUNDRED DOLLARS ($27,300.00) to be made on the 29th day of September, 1989 which sum is to represent rent for the first and last months of the Term being paid by the Tenant.

Deposit             3(a) Not Applicable

Renewal             option 4. See Schedule "C" i

                                TENANTS COVENANTS

Rent. The Tenant covenants with the Landlord as follows! - (a) to pay rent and prior to the Commencement Date, it will arrange with its banker to have all monthly payments of Basic Rent payable hereunder and estimated Additional Rent (as determined from time to time by. the Landlord) hereunder paid directly to Account Number 277-357-0 at The Royal Ban% of Canada, Main Branch-Royal Bank Plaza, or such other account and/or Bank as the Landlord may from time to time direct in writing, by way of Pre-authorized Chequing, electronic transfer or other similar arrangement acceptable to the Landlord. The Landlord shall advise the Tenant each calendar year during the Term of its revised estimate of the amount of the Additional Rent payable by the Tenant for such year and shall provide the Tenant with the particulars thereof. The Tenant shall take the steps to require to amend the arrangements with its banker made pursuant to the preceding paragraph to provide for the payment of the revised estimate of Additional Rent.

                    The Tenant agrees to provide the Landlord with evidence of such arrangements from time to time upon and further agrees not to cancel such arrangements without giving the Landlord at least 30 days' prior written notice

                    (b) W to pay to the Landlord as additional rent

Insurance           (i) a sum or sums of money equal to the expense incurred by the Landlord in effecting and maintaining the insurance on the Premises provided for in paragraph 7 hereof;

Rental Insurance    (ii) a sum or sums of money equal to the expense incurred by the Landlord in effecting and maintaining rental insurance against loss of one year's rent due to the perils specified in paragraph 7 hereof; and

Dilapidations,      (iii) any and all amounts expended by the Landlord in
etc.                fulfillment of the Tenant's obligations under this lease
                    pursuant to paragraph e(b) hereof: such additional rent to be paid without any deduction whatsoever upon the receipt of a written notice of same by the Landlord and to be recovered in the same manner as rent in arrears;

Municipal Taxes     (c) in each and every year during the Term to pay when due each installment of all municipal property taxes, rates
                    (including local improvement rates), duties and assessments now or at any time during the Term rated, charged, levied and assessed against the premises or any part thereof and/or against any machinery, equipment or other facilities now or at any time during the Term brought in or onto the Premises or any part thereof and to pay any similar tax not now contemplated which may be levied at any time during the Term by any competent government or municipal body in lieu of property taxes;

Business Taxes      d) (i) to pay all taxes, rates, duties, assessments and
                    licence fees whatsoever whether municipal, parliamentary or otherwise now charged or hereafter charged upon or in respect of the contents of the Premises and/or upon and/or in respect of any business or other activity carried on upon and/or in connection with the Premises and/or upon the Tenant on account of the Premises or such contents, business or other activity and to pay any similar tax not now contemplated which may be levied at any time during the Term by any competent government or municipal body in lieu of such taxes, rates, duties, assessments and licence fees now charged;

Tax on Rent         (ii) If at any time during the term of this Lease or any
                    renewals thereof a tax or excise on rents or other tax, however described, is levied by any Governmental-authority against the Landlord for the minimum rent or any other monies collectable' under this Lease, save and except the Landlord's income tax, the Tenant covenants to pay and discharge such tax or excise on rents or other tax or levy but only to the extent of the amount thereof which is lawfully assessed or imposed upon the Landlord and which as so assessed or imposed as a direct result of the Landlord's ownership of the demised premises, or of this Lease or of the rental occurring under this Lease, it being the intention of the parties hereto that all rent to be paid under this Lease, shall be paid to the Landlord absolutely net without any deduction of any nature whatsoever.

Management Fee      (iii) To pay Tenant's proportionate share of the business
                    taxes, if any, against the common areas of the said lands charged to the Landlord and all other taxes, assessments and charges of any kind and nature whatsoever with respect to the said lands and without limitation, the Tenant's proportionate share of all costs and expenses (other than all such taxes, assessments, charges, costs and expenses for which Tenant is directly liable under the terms of this Lease), for the operation, management, maintenance, replacement that is everything other than the building that may be borne by the Tenant, if necessary, or wilfully or negligently caused to the said lands, the buildings thereon and the facilities thereon and therein, including without limitation, insurance, services, maintenance, management fee, supervision, snow and ice removal, lighting, repairs, driveways, sidewalks, lawns, parking areas and all other public and/or common areas on the said lands and the demised premises on the said lands, plus an administration fee of 15% of the total of all costs and expenses hereinbefore set out.

Utility Charges     e) to pay all or its proportionate share whichever is
                    applicable, rates and charges for electricity, water, telephone, gas, oil, heating, and other similar utilities supplied to the premises;

Cleaning f) to keep and maintain the Premises and the windows thereof in a clean and sanitary condition; to keep the sidewalks adjacent to the Premises reasonably clean and free from ice and snow, not to allow any refuse or debris to accumulate on or about the Premises and to keep the land coloured red on Schedule "A" hereto in a clean and tidy condition and maintained as a garden;

Repairs and         g) from time to time and at all times during the term at its
Maintenance         own cost well and sufficiently to repair, cleanse, paint,
                    maintain, amend and keep the Premises and the fixtures therein and the walls, roofs, foundations, water service and gas connections, pipes, mains, fertce~; ~att~tar-reams', sewers and drains in, on or under the Premises and the appurtenances thereof in a good and workmanlike manner and to the satisfaction of the Landlord's engineers damage,by the perils set forth in paragraph 7(b) hereof (and if applicable paragraph 7(c) hereof) and inherent structural defects only excepted and in particular without limiting the generality of the foregoing.

                    i) In the last year of the Term (or, if this lease is earlier terminated, in the year of termination) thoroughly to prepare and paint, in a good and workmanlike manner and to the: satisfaction of the Landlord's engineers, all interior portions of the Building usually painted, applying at least two coats of prime quality oil or such other paint as may be approved by the Landlord and to grain, varnish, wash, paint, caulk, whiten and colour all interior portions of the Building as were so treated at or subsequent to the commencement of the Term:

Landlord may view   h) that the Landlord may enter and view the state of
Repairs, etc.       maintenance and repair and that the Tenant will repair,
                    according to notice in writing, damage by the perils specified in paragraph 7(b) hereof (and if applicable paragraph 7(c) hereof) and inherent structural defects only excepted;

Landlord may Take   i) to permit the Landlord, its servants and agents at all
Inventory, etc.     reasonable times to enter upon the Premises for the purpose of taking inventory of the Landlord's property thereon, for the purpose of inspecting and making such repairs, extensions, alterations and improvements as the Landlord may deem necessary to the adjoining property of the Landlord and to any drains, pipes, wires, cables, apparatus and works in, through, under or over the Premises or any adjoining premises or for the purpose of removing any article of remedying any condition which in the opinion of the Landlord would be likely to lead to the cancellation of any policy of insurance on the Premises and the Tenant shall not be entitled to compensation of any kind for any inconvenience, nuisance, loss or discomfort occasioned thereby nor. shall such entry be deemed to be a re-entry by the Landlord;

Leave Premises in   j) to leave the Premises in good repair, damage by the
Good Repair         perils specified in paragraph 7(b) hereof (and if applicable paragraph 7(c) hereof) and inherent structural defects only excepted;

Use of Premises     k) not to use the Premises or any part thereof as a dwelling house, place of amusement, meeting hall, theatre or cinematograph theatre nor to use the Premises or any part thereof or permit the same to be used for any other purpose than that of general offices, manufacturing and warehousing operations incidental thereto; Nothing herein shall be so interpreted as to imply that this lease is conditional or dependent upon the Tenant obtaining any permit or licence from any municipal, provincial or other authority;

Insurance Risks     1) (i) not to do or permit to be done in, upon or about the
                    Premises any act or thing which may make void or voidable, or result in the increase of the premium payable in respect of, any policy of insurance on the ` Building or any part thereof or adjoining or near the Premises. If the rate of such insurance shall be increased by reason of any use of the Premises or by reason of anything done or permitted to be done or committed by the Tenant or anyone permitted by the Tenant to be in, on or about the Premises the Tenant shall on demand pay to the Landlord the amount of such increase and if the insurance maintained by the Landlord pursuant to paragraph 7 hereof shall be cancelled by the insurer by reason of the use or occupation of the Premises or any part thereof by the Tenant or by any assignee or subtenant of the Tenant or by anyone permitted by the Tenant to be in, on or about the Premises, the Landlord may, at its option, in addition to any other remedy it may have, forthwith terminate this lease by notice in writing to the Tenant and thereupon rent (including additional rent) and any other payments for which the Tenant is liable under this lease shall be apportioned (where necessary) and paid in full to the date of such termination and the Tenant shall immediately deliver up possession of the Premises to the Landlord and the Landlord may re-enter and take possession of the same;

                    (ii) to give written notice to Landlord and the company or companies carrying the applicable insurance on the said lands and/or the demised premises, of any vacancy, unoccupancy or cessation of operations for more than thirty
                    (30) consecutive days on the demised premises or such other times as set out in any such insurance policy and of the supply of gasoline, benzene, naphtha or other material of equal or greater volatility exceeding one (1) gallon in all to the demised premises and of any interruption to or flaw or defect in the sprinkler system if any, on the demised premises.

                    (iii) not to bring onto the demised premises any contaminant as this term is defined in the Environmental Protection Act, R.S.O. 1980, Chapter 141, as amended, or any substance which is an equivalent under any succeeding legislation (a "Contaminant") unless such Contaminant is required in the ordinary course of carrying the Tenant's business. If the Tenant intends to bring any contaminant onto the demised premises, it shall notify the Landlord of the precise nature and quantity of the Contaminant involved. Within thirty (30) days prior to the end of the term hereof, the Tenant shall removal all Contaminants brought on the demised premises and shall comply with all requirements regarding removal, disposal and cleaning imposed by any authority having jurisdiction over the Contaminants involved. Before bringing any Contaminant on the demised premises, the Tenant shall deliver to the Landlord a bond issued by the bonding company satisfactory to the Landlord-in an amount equal to Two (2) years rent to guarantee fulfillment by the Tenant of its obligations with respect to cleaning and removal of any Contaminants.

Waste, offensive    m) not to do or suffer any waste, disfiguration or injury to
Business            Premises or any part thereof and not to use or permit to be used any part of the Premises for any dangerous, noxious or offensive trade or.business and not to cause or permit any nuisance in, on or about the Premises;

Auction Sale        n) not to conduct any auction sale on the Premises and not
Nuisance            to do or permit to be done in, on or about the Premises any act or thing which shall or may be or become a nuisance, annoyance or inconvenience to the Landlord or its tenants or the occupiers of any premises in the neighbourhood of the

                    Premises;

Compliance with     o) not to do or permit to be done or omit or permit to be
Statutes, etc.      omitted any act, matter or thing in or respecting the
                    Premises which by virtue of any statute, regulation, by-law or order of any duly constituted public authority should not be done or ought to be done or which shall contravene any of the provisions thereof and to indemnify and keep indemnified the Landlord against all actions, proceedings, costs, expenses, claims and demands in respect of any such act, matter or thing contravening any of the said provisions as aforesaid;

Rules and           p) that the Tenant and the employees of the Tenant and all
Regulations         persons visiting or doing business with the Tenant on the
                    Premises shall, while on the Premises, be bound by and observe all reasonable rules and regulations made by the Landlord of which U notice in writing shall be given to the Tenant and all such rules and regulations shall be deemed to be incorporated in and form part of this leases

Alterations to      q) not at any time during the Term, without the prior
Premises            written consent of the Landlord, to erect any new building on the Premises or make any alterations, whether structural or otherwise, or any addition to the Building or make any excavation on the Premises or interfere with or by building or otherwise cause access to any pipe, wires, cables, drains, sewers, watercourses, conduits or subways which now are or at any time hereafter may be under, in or through the Premises to be interfered with or adversely affected or carry out any development of any kind whatsoever; provided that any alterations, additions or improvements so erected or made shall on the expiration or other termination of this lease be and remain the property of the Landlord; provided, however, that the Tenant may remove his fixtures. , Notwithstanding the foregoing no fixtures shall, except in the ordinary course of business, be removed from the Premises during the Term or at any time after, the expiration of the Term without the prior written consent of the Landlord until all rent (including additional rent) in arrears and all rent (including additional rent) to become due hereunder shall have been paid or secured to the satisfaction of the Landlords

Removal of Goods    r) not to sell, dispose of or remove any of its goods or
from Premises       chattels from the Premises except in the ordinary course of the Tenant's business, whether or not there is rent in arrears and to permit the Landlord to seize and sell all such goods and chattels at any place to which they have been removed contrary to the provisions of this paragraph;

Waiver of           s) the Tenant waives and renounces the benefit of any
Limitation of       present or future statute taking away or limiting the
Distress            Landlord's right to distress and agrees with the Landlord
                    that notwithstanding any such statute, none of the Tenant's goods and chattels on the Premises at any time during the Term shall be exempt from levy by distress for rent in arrears;

Furnishing          t) that the Tenant will furnish the Premises with a
Premises            sufficient quantity of furniture, fixtures, and equipment on which the Landlord's right to distress may be exercised in an amount at least equal to one year's rental;

Tenant's Sign       u) that the Tenant shall within three months from the date hereof erect or paint a sign on the Premises setting out the name and business of the Tenant and shall maintain the same in a state of good repair and appearance.

                    Before erecting or painting the said sign the Tenant shall obtain the written approval of the Landlords

No Additional       v) that the Tenant will not at any time during the Term
signs               erect or cause to be erected on the Premises any sign,
                    signboard or other outdoor advertising, without first obtaining the written consent of the Landlord;

No Assignment or    w) the Tenant shall not assign or sublet or allow the
Subletting          Premises or any part thereof to be occupied or used by any other person, firm or corporation without the prior written consent of the Landlord, which consent may not unreasonably be withheld, notwithstanding the provisions of Section 23 of The Landlord and Tenant Act;

Showing Premises    x) to permit the Landlord or its agents at any time within three months next preceding the expiration or sooner determination of the Term to enter upon the Premises and to affix upon any suitable part thereof a notice for selling or reletting the same and not to remove or obscure the same and to permit all persons authorized in writing by the Landlord or its agents to view the Premises at all reasonable hours;

Debris y) that the Tenant will not at any time during the Term allow any refuse or debris to accumulate in or about the Premises and will at all times keep the Premises in a clean and wholesome condition and will observe all municipal by-laws and regulations relating to the drains and sewers servicing the Premises;

Outside Storage     z) not at any time during the Term to store any material or supplies of any kind on or about any part- of the Premises outside the Building without the prior written consent of the Landlord.

Notice of           aa) to give to the Landlord prompt written notice of any
Accidents of        accident or other defect in the water pipes or heating
Defects             apparatus telephone, electric light or other wires, but
                    unless otherwise expressly provided there shall be no obligation on the part of the Landlord to repair or make good any such matters;

Heavy Equipment     bb) not to bring upon the Premises or any part thereof any machinery, equipment, article or thing that by reason of its weight or size might damage the Premises and not at any time to overload the floors of the Premises and if any damage is caused to the Premises by any machinery, equipment, article or thing or by overloading or by any act, neglect or misuse on the part of the Tenant or any of its agents or servants or any person having business with the tenant forthwith to repair such damage;

Indemnity of        cc) that the Tenant shall indemnify and save harmless the
Landlord            Landlord from any and all liabilities, damages, costs and
                    claims, suits or actions arising out of: - (i) any breach, violation or non-performance of any covenants, conditions or agreements in this lease set forth and contained on the part of the Tenant to be fulfilled, kept, observed and performed;
                    (ii) any damage to property occasioned by the use and occupation of the Premises; (iii) any injury to any person or persons, including death, resulting at any time therefrom
                    ` occurring in, on or about the Premises, and/or on the roads or sidewalks adjacent thereto;

Tenant's            dd) that the Tenant shall take out and keep in force during
Insurance           the Term, insurance upon all glass and plate glass in the
                    Premises and property damage insurance and public liability insurance all in amounts and with policies in form satisfactory from time to time to the Landlord, and all in recognized insurance companies. Each such policy shall name the Landlord as an additional insured and the cost or premium of each and every such policy shall be paid by the Tenant and not by the Landlord and the Tenant shall obtain from the insurance companies involved undertakings to notify the Landlord in writing at least ten (10) days prior to any cancellation thereof. The Tenant agrees that if the Tenant fails to take out or to keep in force such insurance the Landlord will have the right to do so and to pay the premium therefor and in such event the Tenant shall repay to the Landlord the amount paid as premium, which repayment shall be deemed to be additional rent payable on the first day of the next month following the said payment by the Landlord.
                    The Tenant shall take out and keep in force during the Term fire insurance covering its stock-in-trade, furniture and fixtures in an amount equal to the full insurable value thereof;

                    It is agreed and understood that if any glass is damaged, the Tenant will replace same at his own cost.

Registration        ee) the Tenant will not register this lease in this form in the Registry office or the Land Titles Office. If the Tenant desires to make a registration for the purpose of giving notice of this lease, then the parties hereto shall contemporaneously with the execution of this lease execute a short form thereof solely for the purpose of supporting an application for registration of notice thereof;

Liens on            ff) the Tenant shall duly pay for all labour performed,
Alterations, etc.   material or equipment furnished in, about or with reference to any buildings erections, repairs, alterations, installations or improvements which may be made or done from time to time in or upon the Premises and every part thereof at all times free and clear of all liens in respect thereof;

Tenant's            gg) the Tenant agrees that it will at any time and from time
Certificates        to time upon not less than ten (10) days prior notice
                    execute and deliver to the Landlord a statement in writing certifying that this lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the same is in full force and effect as modified), the amount of the annual rental then being paid hereunder, the dates to which the same, by installment or otherwise and other charges hereunder have been paid, and whether or not there is any existing default on the part of the Landlord of which the Tenant has notice.

Proviso for         6. a) Provision for re-entry by the Landlord on non-payment
Re-entry            of rent or non-performance of covenants, positive or
                    negative.

Remedies of         b) If the Tenant shall fail to make any payment or payments
Landlord            of rent or any part thereof or fail to pay any sum or sums which are to be paid under this lease to the Landlord or otherwise and such default shall continue for fifteen (15) days or if the Tenant shall fail to perform any other covenants, conditions or agreements contained herein and shall allow such default to continue for fifteen (15) days after written notice thereof then (i) the term hereby granted may, at the option of the Landlord expressed in writing, be terminated subject to any other rights or remedies available to the Landlord and the term and estate hereby vested in the Tenant and any and all other rights of the Tenant hereunder shall thereupon immediately cease and expire as full and with like effect as if the entire term herein provided for had elapsed and rent and any other payment for which the Tenant is liable under this lease shall be apportioned and paid in full to the date of such termination together with reasonable expenses of the Landlord, including, but not restricted to, legal costs, solicitors' fees and brokerage and `expenses of keeping the Premises in good order and of preparing the premises for reletting, and the Tenant shall immediately deliver up possession of the Premises to the Landlord and (ii) the Landlord, in addition to all other rights which it may have under this lease or otherwise, shall have the right to enter the Premises as the agent of the tenant without being liable for any prosecution therefor and to relet the Premises as the agent of the Tenant for whatever term and under whatever conditions the Landlord may seem advisable and to receive the rent therefor and as agent of the Tenant to take possession of any chattels, furniture or other property on the Premises and to lease the same or sell the same at public or private sale with or without notice and to apply the proceeds of such lease or sale and any rent derived from reletting the Premises on account of the rent or other charges under this lease.

                              LANDLORD'S COVENANTS

7.                  The Landlord covenants with the Tenant as follows: -

Quiet Enjoyment     a) for quiet enjoyment;

Insurance           b) to insure and keep insured the Premises against loss or damage by fire, lightning, and (i) in the case of property not under the sprinklered protection, the perils of the insurance Advisory Organization Extended Coverage
                    Endorsement Form K66, together with the Malicious Damage
                    Extension Form 90, as the same may exist from time to time, or (ii) in the case of property under sprinklered protection, the perils of the Insurance Advisory
                    Organization Extended Coverage Endorsement Form L66 as the same may exist from time to time; and

Boiler loss         c) To insure and keep insured the Premises against damage of
Insurance           whatsoever kind or nature by reason of the explosion or
                    collapse by vacuum or cracking of any steam or hot water boilers, pipes and accessories in the Premises or the Building or by reason of any other explosion, in an amount from time to time reasonably satisfactory to the Landlord.

                                MUTUAL COVENANTS

8. It is hereby mutually agreed between the Landlord and the Tenant as follows:

Net Rent a) it is the intention of this lease that the rental hereby reserved shall be net to the Landlord and clear of all taxes (except the Landlord's income taxes), costs and charges arising from or relating to the Premises and that the Tenant shall pay all charges, impositions, expenses of every nature and kind relating to the Premises and the Tenant covenants with the Landlord accordingly.

Landlord may        b) if the Tenant shall fail to perform or cause to be
perform Tenant's    performed each and every one of the covenants and
obligations         obligations of the Tenant in this lease contained, the
                    Landlord shall have the right (but shall not be obligated) to perform or cause the same to be performed and to do or cause to be done such things as may be necessary or incidental thereto (including without limiting the generality of the foregoing, the right to make repairs, installations, and expend money) and all payments, expenses, charges, fees and disbursements incurred or paid by or on behalf of the Landlord in respect thereof shall be paid by the Tenant to the Landlord forthwith upon demand and shall be recoverable in the same manner as rent in arrears;

Default c) if the Tenant shall be in default of any of its covenants and obligations hereunder other than its covenant to pay rent or amounts collectible hereunder as rent reserved and in arrear the Landlord may give notice to the Tenant upon such default coming to the attention of the Landlord and in such notice the Landlord shall with reasonable particularity state the nature of the default and require the same to be remedied and the Tenant shall have thirty (30) days (or such longer period as may be reasonably necessary bearing in mind the nature of the default) from the receipt of such notice within which to remedy such default. If after the expiration of the times above limited the Tenant remains in default the Landlord may thereupon at its option either by itself or its lawfully authorized agent enter and re-enter into and upon the Premises or any part thereof in the name of the whole and have again, repossess and enjoy its former estate free and clear of all claims of the Tenant.

Forfeiture          d) provided that if the Term or any of the goods and
                    chattels of the Tenant shall be at any time seized or taken in execution or in attachment by any creditor of the Tenant, or, if the Tenant is a corporation, any proceeding shall be taken or order shall be made for the winding-up of the Tenant, or for the surrender or cancellation of, or the forfeiture of the charter of the Tenant, or if a writ of execution shall issue against the goods or chattels of the Tenant, or if the Tenant shall execute any chattel mortgage or bill of sale of any of its goods or chattels otherwise than in the ordinary course of business, or if the Tenant shall make an assignment for the benefits of creditors, or becoming bankrupt or insolvent shall take the benefit of any Act that may be in force for bankrupt or insolvent debtors or shall abandon or attempt to abandon the Premises, or to sell or dispose of its goods and chattels so that there would not in the event of such sale or disposal be in the opinion of the Landlord a sufficient distress on the Premises, or if the Premises shall without the consent in writing of the Landlord become and remain vacant or be not used for a period of thirty (30) days or be used by any persons other than such as are entitled to use them under the terms of this lease or for any purpose other than that for which the same are hereby demised then, and in every such case, the then current month's rent, together with the rent for the three months next ensuing and taxes for the then current year (to be reckoned at the rate for the next preceding year in case the rate shall not have been fixed for the then current year), shall immediately become due and payable and the Term shall, at the option of the Landlord, forthwith become forfeited and determined and in every of the above cases, such taxes shall be recoverable by the Landlord in the same way as rent in arrears;

Limitation of       e) the Landlord shall not be liable nor responsible in any
Landlord's          way for any personal or consequential damages of any nature
Liability           whatsoever that may be suffered or sustained by the Tenant or any employee, invitee, or licensee of the Tenant or any other person who may be upon the Premises and, save as to damage caused by the negligence of the Landlord, its employees, servants, or agents, the Landlord shall not be responsible in any way for any injury to any person or for any loss of or damage to any property belonging to the Tenant, or to employees, invitees, or licensees of the Tenant while such person or property is in, on or about the Premises, including (without limiting the generality of the foregoing) any loss of or damage to any such property caused by theft or breakage or steam, water, rain or snow which may leak into, issue or flow from any part of the Premises or any adjacent or neighbouring land or premises or from the water, steam, or drainage pipes or plumbing works of the same or from any other place or from any damage caused by or attributable to the condition or arrangement of any electric or other wiring nor for any damage caused by anything done or omitted to be done by any other tenant of the Landlord.
                    The Tenant covenants to save harmless and indemnify the Landlord from and against all liability, loss, costs, claims or demands made against it in respect of any injuries or damage referred to ` in this paragraph except such as may arise out of the negligence of the Landlord, its employees, agents or servants; Waiver f) any waiver by the Landlord of the breach of any covenant, condition, or proviso herein shall not be taken to be a waiver of the breach of any other covenant, condition or proviso herein nor a continuing waiver of the same breach of the same covenant, condition or proviso osr of the .subsequent compliance with the said covenants, conditions or provisos and all of the rights and remedies of the Landlord shall be deemed to be cumulative and not alternative;

Fire, etc.          g) if and whenever during the Term the Building shall be
                    destroyed or damaged by fire, lightning or tempest, or any of the perils insured against the Landlord, then and in every such event:

                    (i) if the damage or destruction is such that the Premises are rendered wholly unfit for occupancy or are unsafe to use and occupy and if in either event the damage, in the opinion of the Landlord, to be given to the Tenant within ten (10) days of the happening of such damage or destruction, cannot be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of such damage or destruction, then either the Landlord or the Tenant may within five (5) days next succeeding the giving of the Landlord's opinion as aforesaid terminate this lease by giving to the other notice in writing of such termination, in which event this lease and the Term shall cease and be at an end as of the date of such damage or destruction and the rent (including additional rent) and all other payments for which the Tenant is liable under the terms of this lease shall be apportioned and paid in full to the date of such damage or destruction; in the event that neither the Landlord nor the Tenant so terminates this lease as aforesaid, then the rent hereby reserved shall abate from the date of the happening of the damage until the damage shall be made good to the extent of enabling the Tenant to use and occupy the Premises, and the Landlord shall repair the damage with all reasonable speed;

                    (ii) if the damage be such that the Premises are wholly unfit for occupancy, or are unsafe to use or occupy but if in either event the damage, in the opinion of the Landlord, to be given to the Tenant within ten (10) days from the happening of such damage, can be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of such damage then the rent hereby reserved shall abate from the happening of such damage until the damage shall be made good to the extent of enabling the Tenant to use and occupy the Premises and the Landlord shall repair the damage with all reasonable speed;

Tenant's Parking    h) the Tenant and the employees of the Tenant shall park
                    their automobiles or trucks only in areas designated by the Landlord as parking areas and further, the Landlord and person authorized by the Landlord shall have the right without unduly interfering with the Tenant's business to relocate or alter parking areas, driveways and access ramps from time to time as the Landlord may desire including the reduction, increase or change of the size and location thereof provided always that access to and from the Premises are at all times available;

Collection          i) in the event that it shall be necessary to distrain or
Charges             commence an action for the collection of rent herein
                    reserved or any portion thereof, or any other amount payable by the Tenant under this lease or if it shall be necessary to collect the same upon the demand of a solicitor or in the event that it becomes necessary for the Landlord to prepare and serve a notice requiring the Tenant to remedy a breach of any of the covenants herein, the Tenant shall pay to the Landlord on demand all costs, charges and expenses
                    (including solicitor's and counsel fees) incurred by the Landlord incidental thereto or in connection therewith and such costs, charges and expenses shall be recoverable in the same way as rent in arrears;

Acceptance of       j) the Tenant has leased the Premises after examining the
Premises            site and the Building or the plans and specifications
                    relating to the same and unless the Tenant furnishes the Landlord with a notice in writing specifying any defect in the construction of the Premises or otherwise within ten
                    (10) days after taking possession thereof, such taking of possession shall be conclusive evidence as against the Tenant that at the time thereof the Premises were in good order and satisfactory condition;

Overholding         k) if, at the expiration or other termination of this lease, the Tenant shall remain in possession of the Premises, with or without the consent of the Landlord and without any further written agreement, a tenancy from year to year shall not be created by implication of law, but the Tenant shall be deemed to be a monthly tenant only, at a monthly rental equal to two (2) times the rent payable in respect of the last month prior to the expiration of the Term, payable in advance on the first day of each month and subject in all other respects to the terms of this lease.

Amounts owing as    l) all amounts owed by the Tenant to the Landlord hereunder,
Additional Rent     other than rent, shall be deemed to be additional rent and shall, unless otherwise provided herein, be paid within fifteen (15) days from the date of demand by the Landlord;

Interest on         m) all amounts owed by the Tenant to the Landlord hereunder,
Amounts Owing       including rent, shall bear interest from the date due until the date paid at the rate equivalent to two per cent (20) above the prime rate of interest in effect on the date of payment at The Royal Bank of Canada, Toronto or at the maximum legal rate of interest, whichever is lower.

Notices n) save as otherwise herein specifically provided, any notice required or contemplated by any provision of this lease shall be given in writing enclosed in a sealed envelope addressed in the case of notice to the Landlord to it at 7420 Airport Road, Mississauga, Ontario, L4T 4E5, and in the case of notice to the Tenant to it at the Premises, and mailed by registered mail, postage prepaid. The time of giving of such notice shall be conclusively deemed to be the fourth business day after the day of such mailing. Such notice shall also be sufficiently given if and when the same shall be delivered, in the case of notice to an executive officer of the Landlord, and in the case of notice to the Tenant, to the Tenant personally or if the Tenant is a corporation to an executive officer of the Tenant. Such notice, if delivered, shall be conclusively deemed to have been given and received at the time of such delivery. If in this lease two or more persons are named as Tenant, such notice shall also be sufficiently given if and when the same shall be delivered personally to any one of such persons. Provided that either party may by notice to the other, from time to time designate another address in Canada to which notices mailed more than ten (10) days thereafter shall be addressed;

Subordination       o) this lease is subject and subordinate to all ground and underlying leases and to any charges on or charges from time to time created by the Landlord by mortgage or charge on the Premises or the Building and the Tenant shall from time to time as requested by the Landlord execute all documents and give such further assurances as may be reasonably required to postpone its rights and privileges to the holder of any such leases, charges or mortgages;

Entire Agreement    p) the Tenant acknowledges that there are no covenants
                    representations, warranties, agreements or conditions expressed or implied, collateral or otherwise forming part of or in any way affecting or relating to this lease save as expressly set out in this lease and that this lease, the offer to lease and exterior maintenance contract, constitutes the entire agreement between the Landlord and the Tenant and may not be modified except as herein explicitly provided or except by subsequent agreement in writing of equal formality hereto executed by the Landlord and the Tenant. It is further agreed that the offer to Lease attached hereto, forms an integral part of this lease.

Change of Control   q) if the Tenant is a corporation and, if, by sale or other
of Tenant           dispositions, the control thereof changes at any time during the Term, then, at the option of the Landlord, this lease may be cancelled by the Landlord upon giving sixty (60) days' prior written notice to the Tenant of its intention to do so.

Adjustments         r) upon the termination of this lease by effluxion of time, or the sooner determination of this lease, other than sooner determination resulting from any of the matters referred to in paragraph (d) of Clause 8 hereof, the Landlord shall pay to the Tenant the value of any unexpired insurance upon the Building and other improvements on the Premises and the parties shall pro rata adjust, apportion and allow between themselves all items of taxes, water rates and other matters of a similar nature to the intent and purpose that the Tenant shall bear the burden thereof until it shall deliver up possession of the Premises on the termination of the lease or at the expiry of any holding over but not afterwards.

Expropriation       s) if the Premises or any part thereof shall be expropriated for a public or quasi public purpose the Landlord shall be entitled, at its option, forthwith to terminate this lease by giving notice in writing to the Tenant and thereupon rent and all other payments payable by the Tenant hereunder shall be apportioned and paid to the date of termination and the Tenant shall surrender and yield up possession of the Premises to the Landlord and the Landlord shall solely be entitled to any award payable on any such expropriation free of any apportionment in favour of the Tenant;

Force Majeure       t) wherever in this lease it is provided that anything be
                    done or performed within a specified period such provisions are subject to strikes, lockouts, availability of materials, government rules, regulations or order or any other conditions (other than financial conditions) beyond the reasonable control of the Landlord or the Tenant, as the case may be, and where any such conditions arise the period of time for the Landlord or Tenant to comply with the specific obligation hereunder shall be extended to the extent of the period of delay caused by any of the foregoing events;

Covenants           u) the Landlord and the Tenant agree that all of the
severability        provisions of this lease are to be construed as covenants
                    and agreements as though the words importing such covenants and agreement were used in each separate section hereof.
                    should any provision or provisions of this lease be illegal or not enforceable it or they shall be considered separate or severable from this lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included:

Titles v) the titles of articles and the captions of sections appearing in this lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this lease or of any provisions thereof;

Successors          w) this indenture and everything herein contained shall
and Assigns         enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, assigns and other legal representatives, as the case may be, of each and every of the parties hereto, subject to the granting of consent by the Landlord as provided in paragraph 5(w) hereof to any assignment or sub-lease and every reference herein to any party hereto shall include the heirs, executors, administrators, successors, assigns and other legal representatives of such party, and where there is more than one tenant or there is a female party or a corporation the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.

     IN WITNESS WHEROF the Landlord and the Tenant have executed this Indenture.

SIGNED, SEALED AND DELIVERED
in the presence of:                         G.G.S. PLASTICS ENGINEERING INC.


                                            By:
                                                --------------------------------
                                                Name: Name
                                                Title: Title


                                            SLOUGH ESTATES CANADA LIMITED


                                            By:
                                                --------------------------------
                                                Name: Name
                                                Title: Title

                                                              SEPTEMBER 8, 1989.

                                  SCHEDULE "B"

                6 KENVIEW BLVD. BRAMPTON. ONTARIO - BUILDING 1110

     Consisting of a single storey office and warehouse unit/building.

AREA:   Office      4,000 sq. ft. approx.
        Warehouse   27,200 sq. ft. approx.
        Total       31,200 sq. ft.

ELEVATIONS:

Front (South):

4" face brick on concrete block. 5" thick precast concrete panel pure white exposed aggregate with 1" x 3" accent bands, 30 tinted windows in prefinished aluminum frames complete with 9" high base with insulation. (2) 3" x 7" entrance doors, tinted in prefinished aluminum frame complete with sidelight and transom.

Sides (East & West):

4" face brick on concrete block, 5" thick precast concrete panel pure white exposed aggregate with 1" x 3" horizontal and vertical accent bands, 10 tinted double glazed windows in aluminum trim a complete with 9" high prefinished aluminum insulated base. East elevation complete with (1) 3' x 7' hollow metal exit door.

Rear (North):

4" face brick on concrete blocks, 1 vertical ladder to comply with the latest building code, (2) 8' x 10' wood sectional overhead door, (2) 3' x 7' metal man exit doors, 1 exit door complete with glazed transom.

FLOOR:

5" 3,000 PSI concrete floor slab.

ROOF:

4 ply felt and gravel built up roofing with 2" rigid insulation and vapour barrier.

Under Steel: 18"

OFFICE CONSISTING OF:                                     Ceiling Height: 9 Feet

1 Vestibule area complete with vinyl composite floor tiles. general office, 6 private offices, l coat closet, 1 storage room, 1 computer room all fully broadloom. 2 private offices, 1 quality control area all complete with vinyl composite floor tiles, 1 tool room complete with concrete flooring, (1) 10 x 12 overhead door, all acoustical ceiling tiles on T-Bar grid, drywall painted partitions.

Warehouse Area:

1 Quality control area, 1 production manager, 1 shippers office all complete with vinyl composite floor tiles.

WASHROOMS:

2     Consisting of:

1     Water closet outfit with olsonite seat.
1 Wash hand basin with center set faucets. 1 18" x 24" mirror. Drywall painted partitions.
      Acoustical ceiling tiles on a T-Bar grid system. Vinyl composite floor tiles.
1     1 x 4 (2) lamp fluorescent fixture.

LOCKER ROOMS:

WOMENS   MENS
------   ----
  2       3     Water closet complete with Olsonite seat.
  2       2     Wash hand basin complete with centerset faucets'.
  2       2     18 X 24 mirrors.
                Drywall painted partitions.
                Acoustical ceiling tiles on a T-Bar grid system.
                Vinyl composite floor tiles.
      -   1     Urinal.
      4   4     1 x 4 (4) lamp fluorescent fixtures.

KITCHENETTE:

Complete with stainless steel sink with centerset faucets, countertop and vanity, vinyl composite floor tiles, drywall painted partitions, acoustical ceiling tiles on a T-Bar grid system.

LUNCHROOM:

1 stainless steel sink complete with centerset faucets, countertop and vanity, vinyl composite floor tiles, drywall painted partitions, acoustical ceiling tiles on a T-Bar grid system, 1 hot water heater closet.

HEATING:

1    Recessed force flow heater.
5    Trane gas fired unit heater complete with thermostat and starting switches.
1    40 gallon hot water heater.
3    Rooftop mounted heat/air conditioning unit.
1    Water fountain warehouse.
12   1.0 KW baseboard heaters.
3    1.5 KW baseboard heaters.
1    3.0 KW force flow heater.

ELECTRICAL:

2    Incandescent recessed pot lights.
8    1" x 4" (2) lamp floursescent fixtures
41   2" x 4" (4) lamp floursescent fixtures
110  96" twin floursescent lamps
6    Exit light signs.
1    120/208 volt 30-4W 225 AMP 42 breaker panel.
1    347/600 volt 30-4W 100 AMP 18 breaker panel.

1    800 AMP 3P disconnect switch
1    100 AMP 347/600  disconnect switch
1    800 AMP splitter.
3    30 AMP disconnect switches
2    100 AMP disconnect switches
1    60 AMP disconnect switches
1    45 KVA transformer

DRAPES:

Vertical blinds supplied on the South. East and West elevations.

MISCELLANEOUS:

Sprinklered throughout conforming to the Insurance Advisory Organization standards.